Exhibit 5.2

November 13, 2024

Southwestern Electric Power Company

1 Riverside Plaza

Columbus, Ohio 43215-2373

SWEPCO Storm Recovery Funding LLC

428 Travis Street

Shreveport, Louisiana 71101

Re:  Registration Statement on Form SF-1

Ladies and Gentlemen:

We refer to the Registration Statement on Form SF-1 (Registration Nos. 333-282250 and 333-282250-01) filed on September 20, 2024 (as amended, the “Registration Statement”) being filed by Southwestern Electric Power Company, a corporation incorporated in the State of Delaware (“SWEPCO”), and SWEPCO Storm Recovery Funding LLC, a Louisiana limited liability company (the “Issuer”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $336,700,000 principal amount of the Issuer’s Series 2024-A Senior Secured Storm Recovery Bonds (the “Debt Securities”). The Debt Securities are to be issued under an Indenture (the “Indenture”) to be entered into among the Issuer, U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”), and U.S. Bank National Association, as securities intermediary (the “Securities Intermediary”), the form of which has been filed as an exhibit to the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Indenture and the resolutions adopted by the board of managers of the Issuer relating to the Registration Statement and the issuance of the Debt Securities by the Issuer. We have reviewed the Financing Order No. U-36174-B (Second Corrected) (the “Financing Order”) approved by the Louisiana Public Service Commission (the “LPSC”) on June 19, 2024, and issued on July 3, 2024,1 pursuant to the Louisiana Electric Utility Storm Recovery Securitization Act, La. R.S. 45:1226-1240 (the “Securitization Act”) and other applicable Louisiana constitutional and statutory authority. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of SWEPCO and the Issuer and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter.

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LPSC Order U-36174-B dated July 3, 2024, was subsequently corrected on October 18, 2024, with footnote 1 of the Financing Order (Second Corrected) stating: “This Order is being corrected to correct item numbering and fix section headings which were inadvertently left off the previously issued order.” This Financing Order, as corrected, remains dated July 3, 2024, and states: “This Order is effective immediately.”

Reliance and Assumptions

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or email, and the authenticity of the originals of such latter documents.

For purposes of this opinion, we have assumed (i) that each of the parties to the documents examined by us has been duly organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its organization or formation, (except that no such assumption is made with respect to the Issuer to the extent matters assumed hereby are expressly addressed in paragraph 1 below), (ii) that there are no proceedings pending or contemplated for the merger, consolidation, conversion, dissolution, liquidation or termination of the Issuer, (iii) that each of the parties to such documents has the requisite power and authority, corporate or other, to enter into and perform its obligations under such documents, (except that no such assumption is made with respect to the Issuer to the extent matters assumed hereby are expressly addressed in paragraph 2 below) and (iv) that each of the parties to such documents has duly authorized, executed and delivered such documents (except that no such assumption is made with respect to the Issuer to the extent matters assumed hereby are expressly addressed in paragraph 3 below). We have further assumed that there are no documents or agreements between or among the parties to the documents reviewed by us which alter or are inconsistent with the provisions of such documents and which would have an effect on the opinions expressed in this opinion letter. We have also assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

We have made no independent investigation of the facts referred to herein, and with respect to such facts have relied, for the purpose of rendering this opinion and except as otherwise stated herein, exclusively on the statements contained and matters provided for in the Transaction Documents, the Registration Statement and such other documents and certificates relating to this transaction as we deemed advisable, including the factual representations, warranties and covenants contained therein as made by the respective parties thereto, and certificates of government officials.

We have examined and relied upon originals, or copies of originals, certified or otherwise identified to our satisfaction as such records of the Issuer and such agreements, certificates of public officials, certificates of officers, managers or other representatives of the Issuer and other instruments as we deemed advisable, and examined such questions of law and satisfied ourselves to such matters of fact as we deemed relevant or necessary as a basis for this letter. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer or others.

Based on and subject to the foregoing and the other limitations and qualifications set forth herein, we are of the opinion that:

(1)	The Issuer is in existence and in good standing as a limited liability under the laws of the State of Louisiana.

(2)	The Issuer has the Limited Liability Company power and authority to execute and deliver the Indenture and the Bonds and to perform its obligations as set forth in the Indenture and the Bonds.

(3)

The execution and delivery by the Issuer of the Indenture and the Bonds and the performance by the Issuer of its obligations as set forth in the Indenture and the Bonds have been duly authorized by all necessary limited liability company action of the Issuer.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

This opinion letter is limited to the General Corporation Law of the State of Louisiana. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ WILKINSON CARMODY & GILLIAM

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